                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                       ----------------------------------


                                    FORM 8-K


                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported)  November 20, 1998
                                                        -----------------



                            STAR GAS PARTNERS, L.P.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Delaware
-------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)


            33-98490                              06-1437793
     ------------------------       ------------------------------------
     (Commission File Number)       (I.R.S. Employer Identification No.)



              2187 Atlantic Street Stamford, Connecticut, 06902
-------------------------------------------------------------------------------
                    (Address of principal executive office)


                                (203) 328-7300
-------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

Item 1. Change in Control of Registrant

        None.


Item 2. Acquisition or Disposition of Assets

        None

Item 3. Bankruptcy or Receivership

        None.


Item 4. Change in Registrant's Certifying Accountant

        None.


Item 5. Other Events

            Star Gas Partners, L.P. a Delaware partnership (the "Reporting Person") is filing pursuant to this form 8-K certain historical financial statements (the "Petro Financial Statements") of Petroleum Heat and Power Co., Inc. a Minnesota corporation ("Petro") (SEC File No. 1-9358) as listed in Item 7, in order to permit the Reporting Person to incorporate the Petro Financial Statements in the Reporting Person's future SEC filings.


Item 6. Registration of Registrant's Directors

        None.


Item 7. Financial Statements and Exhibits


             The consolidated financial statements of Petroleum Heat and Power Co., Inc. as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 are filed as Exhibit 99.1 to this Current Report.

             The consolidated financial statements of Petroleum Heat and Power Co., Inc. as of September 30, 1998 and December 31, 1997 and for the three and nine month periods ended September 30, 1997 and 1998 (unaudited) are filed as Exhibit 99.2 to this Current Report.

             Schedule II--Valuation and Qualifying Accounts--Years ended December 31, 1995, 1996 and 1997.

Item 8. Changes in Fiscal Year

        None.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:



                                  Star Gas Partners, L.P.
                                  By:  Star Gas Corporation (General Partner)

                                  /s/ Joseph P. Cavanaugh
                                  -----------------------
                                  By: Joseph P. Cavanaugh
                                  President and Chief Executive Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the date indicated:


     Signature                     Title                        Date
     ---------                     -----                        ----

/s/ Joseph P. Cavanaugh      President                      November 20, 1998
-----------------------      Star Gas Corporation
Joseph P. Cavanaugh          (Principal Executive Officer)


/s/ Richard F. Ambury        Vice President - Finance       November 20, 1998
---------------------        Star Gas Corporation
Richard F. Ambury            Principal Financial and
                             Accounting Officer))

                                 EXHIBIT INDEX

                                                                      SEQUENTIAL
        EXHIBIT NO.                     DESCRIPTION OF EXHIBIT         PAGE NO.
------------------------   -----------------------------------------  ----------

           99.1            The consolidated financial statements of         5
                           Petroleum Heat and Power Co., Inc. as of
                           December 31, 1996 and 1997 and for each
                           of the years in the three year period
                           ended December 31, 1997 and related
                           schedule.

           99.2            The consolidated financial statements of        30
                           Petroleum Heat and Power Co., Inc. as of
                           September 30, 1998 and December 31, 1997
                           and for the three and nine month periods
                           ended September 30, 1997 and 1998
                           (unaudited).


                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of
Petroleum Heat and Power Co., Inc.:

          We have audited the accompanying consolidated balance sheets of Petroleum Heat and Power Co., Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1997. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Petroleum Heat and Power Co., Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                             KPMG PEAT MARWICK LLP

Stamford, Connecticut
March 20, 1998

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)
                                                                DECEMBER 31,
                                                           --------------------
ASSETS                                                        1996       1997
------                                                     ---------  ---------
Current assets:
  Cash                                                    $   3,257   $   2,390
  Restricted cash                                             3,000          -
  Accounts receivable (net of allowance of $1,088            93,362      78,987
   and $980)
  Inventories                                                22,084      16,285
  Prepaid expenses                                            7,008       6,203
  Notes receivable and other current assets                   1,299       1,259
                                                          ---------   ---------
    Total current assets                                    130,010     105,124
                                                          ---------   ---------
Property, plant and equipment - net                          30,666      30,615
Intangible assets (net of accumulated amortization
 of $283,486 and $285,850)
   Customer lists                                            77,778      69,265
   Deferred charges                                          25,718      24,924
                                                          ---------   ---------
                                                            103,496      94,189
                                                          ---------   ---------
Investment in and advances to the Star Gas Partnership       29,907      27,499
Deferred gain on Star Gas Transaction                       (19,964)    (19,964)
                                                          ---------   ---------
                                                              9,943       7,535
                                                          ---------   ---------
Cash collateral account                                          -        9,350
Other assets                                                    910       1,033
                                                          ---------   ---------
                                                          $ 275,025   $ 247,846
                                                          =========   =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
-------------------------------------------------
Current liabilities:
  Working capital borrowings                              $  22,000   $   3,000
  Current debt                                                3,047       2,391
  Current maturities of redeemable preferred stock            4,167       4,167
  Accounts payable                                           18,988      14,759
  Customer credit balances                                   17,468      20,767
  Unearned service contract revenue                          15,388      15,321
  Accrued expenses and other liabilities                     30,859      32,283
                                                          ---------   ---------
     Total current liabilities                              111,917      92,688
                                                          ---------   ---------
Supplemental benefits and other long-term liabilities         1,584       5,043
Pension plan obligation                                       7,587       5,702
Notes payable and other long-term debt                       16,787      16,507
Senior notes payable                                         34,150      63,100
Subordinated notes payable                                  240,400     209,350
Redeemable and exchangeable preferred stock                   8,333      32,489
Common stock redeemable at option of stockholder (124
 Class A and 31 Class C shares and 83 Class A and 21
  Class C shares)                                               984         656
Note receivable from stockholder                               (984)       (656)
Stockholders' equity (deficiency):
 Class A common stock-par value $.10 per share; 40,000
  shares authorized, 22,931 and 23,606 shares issued
  and outstanding                                             2,294       2,361
 Class B common stock-par value $.10 per share; 6,500
  shares authorized, 11 and 11 shares issued and
  outstanding                                                     1           1
 Class C common stock-par value $.10 per share; 5,000
  shares authorized, 2,567 and 2,577 shares issued
  and outstanding                                               257         258
 Additional paid-in capital                                  78,804      81,358
 Deficit                                                   (221,024)   (256,365)
 Minimum pension liability adjustment                        (6,065)     (4,646)
                                                          ---------   ---------
     Total stockholders' equity (deficiency)               (145,733)   (177,033)
                                                          ---------   ---------
                                                          $ 275,025   $ 247,846
                                                          =========   =========

          See accompanying notes to consolidated financial statements.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
                                              YEARS ENDED DECEMBER 31,
                                          ---------------------------------
                                             1995        1996       1997
                                          ----------  ----------  ---------

Net sales                                  $609,507    $608,161   $548,141
Cost of sales                               387,825     427,388    379,748
                                           --------    --------   --------
 GROSS PROFIT                               221,682     180,773    168,393
Selling, general and administrative         128,295     105,601    102,377
 expenses
Direct delivery expense                      36,634      33,102     30,006
Restructuring charges                             -       1,150      2,850
Corporate identity expenses                       -       2,659      4,136
Pension curtailment expense                       -         557        654
Amortization of customer lists               20,527      18,611     17,903
Depreciation of plant and equipment          12,374       6,574      7,204
Amortization of deferred charges              6,142       4,760      4,639
Provision for supplemental benefits           1,407         873        565
                                           --------    --------   --------
  OPERATING INCOME (LOSS)                    16,303       6,886     (1,941)

Other income (expense):
  Interest expense                          (41,084)    (34,669)   (33,813)
  Interest income                             2,292       2,257      2,145
  Other                                         218       1,842     11,445
                                           --------    --------   --------

  Loss before income taxes, equity
   interest and extraordinary item          (22,271)    (23,684)   (22,164)
Income taxes                                    500         500        500
                                           --------    --------   --------
  Loss before equity interest
    and extraordinary item                  (22,771)    (24,184)   (22,664)
                                           --------    --------   --------

Share of income (loss) of Star Gas              728       2,283       (235)
 Partnership                               --------    --------   --------
  Loss before extraordinary item            (22,043)    (21,901)   (22,899)
                                           --------    --------   --------
Extraordinary item-loss on early
   extinguishment of debt                    (1,436)     (6,414)       -
                                           --------    --------   --------
  NET LOSS                                 $(23,479)   $(28,315)  $(22,899)
                                           ========    ========   ========

Preferred Stock dividends                    (3,263)     (2,389)    (4,644)
                                           --------    --------   --------
  NET LOSS APPLICABLE TO COMMON STOCK      $(26,742)   $(30,704)  $(27,543)
                                           ========    ========   ========


Basic and Diluted losses per common
 share before extraordinary item:
  Class A and C Common Stock                 $(1.00)     $(0.95)    $(1.06)

Extraordinary loss per common share:
  Class A and C Common Stock                  (0.06)      (0.25)         -

Basic and Diluted losses per common
 share:
  Class A and C Common Stock                 $(1.06)     $(1.20)    $(1.06)


          See accompanying notes to consolidated financial statements.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES
    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

(In thousands)
                                           COMMON STOCK
                       --------------------------------------------------
                           CLASS A           CLASS B          CLASS C                                MINIMUM
                       ----------------  ----------------  --------------  ADDITIONAL                PENSION
                       NO. OF            NO. OF            NO. OF            PAID-IN               LIABILITY
                       SHARES   AMOUNT   SHARES   AMOUNT   SHARES  AMOUNT    CAPITAL     DEFICIT      ADJ.        TOTAL
                       -------  -------  -------  -------  ------  ------  -----------  ----------  ----------  ----------
BALANCE AT
                      ----------------------------------------------------------------------------------------------------
 DECEMBER 31, 1994     21,340   $2,134       21      $ 2    2,558    $256    $ 71,036   $(132,953)    $(6,651)  $ (66,176)

NET LOSS                                                                                  (23,479)                (23,479)
CASH DIVIDENDS
 DECLARED AND PAID
(SEE NOTES 6 AND 7)                                                                       (14,718)                (14,718)
CASH DIVIDENDS
 PAYABLE
(SEE NOTES 6 AND 7)                                                                        (3,822)                 (3,822)
REPURCHASE OF CLASS
 A COMMON STOCK        (1,521)    (152)                                       (13,439)                            (13,591)
CLASS A COMMON
 STOCK ISSUED           2,875      288                                         18,229                              18,517
CLASS A COMMON
 STOCK ISSUED
 UNDER THE DIVIDEND
 REINVESTMENT PLAN         18        2                                            137                                 139
MINIMUM PENSION
 LIABILITY ADJ.                                                                                         1,779       1,779
OTHER                     (59)      (6)      (7)      (1)                         455                                 448
BALANCE AT
                       ---------------------------------------------------------------------------------------------------
 DECEMBER 31, 1995     22,653    2,266       14        1    2,558     256      76,418    (174,972)     (4,872)   (100,903)

NET LOSS                                                                                  (28,315)                (28,315)
CASH DIVIDENDS
 DECLARED AND PAID
(SEE NOTES 6 AND 7)                                                                       (13,880)                (13,880)
CASH DIVIDENDS
 PAYABLE
(SEE NOTES 6 AND 7)                                                                        (3,857)                 (3,857)
CLASS A COMMON
 STOCK ISSUED
 UNDER THE DIVIDEND
 REINVESTMENT PLAN        302       30                                          2,034                               2,064
MINIMUM PENSION
 LIABILITY ADJ.                                                                                        (1,193)     (1,193)
OTHER                     (24)      (2)      (3)       -        9       1         352                                 351
BALANCE AT
                       ---------------------------------------------------------------------------------------------------
 DECEMBER 31, 1996     22,931    2,294       11        1    2,567     257      78,804    (221,024)     (6,065)   (145,733)

NET LOSS                                                                                  (22,899)                (22,899)
CASH DIVIDENDS
 DECLARED AND PAID
(SEE NOTES 6 AND 7)                                                                       (10,479)                (10,479)
CASH DIVIDENDS
 PAYABLE
(SEE NOTES 6 AND 7)                                                                        (1,963)                 (1,963)
CLASS A COMMON
 STOCK ISSUED
 UNDER THE DIVIDEND
 REINVESTMENT PLAN        691       69                                          2,331                               2,400
MINIMUM PENSION
 LIABILITY ADJ.                                                                                         1,419       1,419
OTHER                     (16)      (2)                        10       1         223                                 222
BALANCE AT
                       --------------------------------------------------------------------------------------------------
 DECEMBER 31, 1997     23,606   $2,361       11      $ 1    2,577    $258    $ 81,358   $(256,365)    $(4,646)  $(177,033)
                     ====================================================================================================

See accompanying notes to consolidated financial statements.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows

(In thousands)                                      YEARS ENDED DECEMBER 31,
                                                -------------------------------
                                                   1995       1996       1997
                                                ---------  ---------  ---------
Cash flows from (used in) operating activities:
-----------------------------------------------
Net loss                                         $(23,479)  $(28,315)  $(22,899)
Adjustments to reconcile net loss to net cash
 provided by (used in) operating activities:
  Amortization of customer lists                   20,527     18,611     17,903
  Depreciation of plant and equipment              12,374      6,574      7,204
  Amortization of deferred charges                  6,142      4,760      4,639
  Share of (income)loss of Star Gas                  (728)    (2,283)       235
  Provision for losses on accounts receivable       1,856      1,882      1,853
  Provision for supplemental benefits               1,407        873        565
  Loss on early extinguishment of debt              1,436      6,414         -
  Gain on sale of business                           (788)    (1,781)   (11,284)
  Other                                               544        105       (186)
  Change in Operating Assets and Liabilities, net
   of effects of acquisitions and dispositions:
    Decrease (increase) in accounts receivable    (19,285)       117     12,522
    Decrease (increase) in inventory               (3,391)    (1,671)     5,799
    Decrease (increase) in other current assets      (430)      (575)       845
    Decrease (increase) in other assets               240        (86)      (123)
    Increase (decrease) in accounts payable         5,872     (3,836)    (4,229)
    Increase (decrease) in customer credit
     balances                                      (5,938)    (2,142)     3,299
    Increase (decrease) in unearned service
     contract revenue                               1,201       (147)       (67)
    Increase (decrease) in accrued expenses           733     (2,352)     2,568
                                                 --------   --------   --------
   Net cash provided by (used in) operating
    activities                                     (1,707)    (3,852)    18,644
                                                 --------   --------   --------
Cash flows from (used in) investing activities:
-----------------------------------------------
  Sale of Star Gas limited partnership interest    51,046         -          -
  Minimum quarterly distributions from Star Gas
   Partnership                                         -       4,313      5,507
  Acquisitions                                    (26,438)   (28,493)   (16,252)
  Capital expenditures                            (11,174)    (6,874)    (6,980)
  Proceeds from sale of business                    1,477      4,073     15,571
  Net proceeds from sales of fixed assets           1,702        788      1,174
                                                 --------   --------   --------
   Net cash provided by (used in) investing
    activities:                                    16,613    (26,193)      (980)
                                                 --------   --------   --------
Cash flows from (used in) financing activities:
-----------------------------------------------
  Net proceeds from Star Gas Corporation debt
   offering                                        83,687         -          -
  Net proceeds from issuance of common stock       18,656      2,064      2,400
  Net proceeds from issuance of preferred stock        -          -      28,323
  Net proceeds from issuance of subordinated
   notes                                          120,350         -          -
  Repayment of notes payable                      (80,206)    (1,050)    (1,050)
  Redemption of preferred stock                   (24,133)    (4,167)    (4,167)
  Repurchase of common stock                      (14,150)       (39)        -
  Repurchase of subordinated notes                     -     (49,612)    (1,050)
  Credit facility borrowings                       20,000     51,000     16,000
  Credit facility repayments                      (49,100)   (29,000)   (35,000)
  Decrease (increase) in restricted cash           (6,000)     3,000      3,000
  Cash collateral account payment                      -          -      (9,350)
  Cash dividends paid                             (18,201)   (17,702)   (14,336)
  Other                                            (2,998)       523     (3,301)
                                                 --------   --------   --------
   Net cash provided by (used in) finacincing
    activities:                                    47,905    (44,983)   (18,531)
                                                 --------   --------   --------
   Net increase (decrease) in cash                 62,811    (75,028)      (867)
   Cash at beginning of year                       15,474     78,285      3,257
                                                 --------   --------   --------
   Cash at end of year                           $ 78,285   $  3,257   $  2,390
                                                 ========   ========   ========
Supplemental Disclosure of Cash Flow
------------------------------------
 Information:
 -----------
Cash paid during the year for:
 Interest                                        $ 35,122   $ 37,007   $ 33,879
 Income taxes                                       3,255        215        140
Noncash investing and financing activities:
 Issuance of notes payable                          8,000         -          -
 Acquisitions                                      (8,000)        -     (26,467)
 Asset conveyance to Star Gas                          -          -      26,467
 Star Gas units received pursuant to asset
  conveyance                                           -          -      (3,467)
 Increase in tax liability from asset conveyance       -          -       3,467

         See accompanying notes to consolidated financial statements.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Petroleum Heat and Power Co., Inc. ("Petro") and its subsidiaries ("the Company"), each of which is wholly owned. The Company currently operates in twenty-five major markets in the Northeast, including the metropolitan areas of Boston, New York City, Baltimore, Providence, and Washington DC serving approximately three hundred and fifty thousand customers in those areas. Credit is granted to substantially all of these customers with no individual account comprising a concentrated credit risk.

The Company is primarily engaged in the retail distribution of #2 home heating oil, related equipment services, and equipment sales to residential and commercial customers. It operates from 23 branches / depots and 18 satellites primarily in the Northeast United States. #2 home heating oil is principally used by the Company's residential and commercial customers to heat their homes and buildings, and as a result, weather conditions have a significant impact on the demand for the product. Actual weather conditions can vary substantially from year to year, and accordingly can significantly affect the Company's performance.

Use of Estimates
----------------

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

Inventories
-----------

Inventories are stated at the lower of cost or market using the first-in, first-out method. The components of inventories were as follows at the dates indicated:

                          December 31,
                       ------------------
                         1996      1997
                       --------  --------
Fuel oil                $14,066   $ 9,246
Parts and equipment       8,018     7,039
                        -------   -------
                        $22,084   $16,285
                        =======   =======

Property, Plant and Equipment
-----------------------------

Property, plant and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Customer Lists and Deferred Charges
-----------------------------------

Customer lists are recorded at cost less accumulated amortization. Amortization for the fuel oil customer lists is computed using the straight-line method with 90% of the cost amortized over six years and 10% of the cost amortized over 25 years. Amortization for propane customer lists was computed using the straight-line method with cost amortized over fifteen years.

Deferred charges include goodwill, acquisition costs and payments related to covenants not to compete. The covenants are amortized using the straight-line method over the terms of the related contracts; acquisition costs are amortized using the straight-line method over a six-year period; while goodwill is amortized using the straight-line method over a twenty-five year period. Also included as deferred charges are the costs associated with the issuance of the Company's subordinated debt. Such costs are being amortized using the interest method over the lives of the instruments.

The Company assesses the recoverability of intangible assets at the end of each fiscal year and, when appropriate, at the end of each fiscal quarter, by comparing the carrying values of such intangibles to market values, where a market exists, supplemented by cash flow analyses to determine that the carrying values are recoverable over the remaining estimated lives of the intangibles through undiscounted future operating cash flows. When an intangible asset is deemed to be impaired, the amount of impairment is measured based on market values, as available, or by projected operating cash flows, using a discount rate reflecting the Company's assumed average cost of funds.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Advertising Expenses
--------------------

Advertising costs are expensed as they are incurred. Advertising expenses were $2,352, $2,947, and $3,294 for 1995, 1996, and 1997 respectively.

Issuance of Stock by Subsidiaries
---------------------------------

At the time a subsidiary sells its stock to an unrelated party a gain is recognized only if there are no significant uncertainties regarding realization.

Customer Credit Balances
------------------------

Customer credit balances represent payments received from customers pursuant to a budget payment plan (whereby customers pay their estimated annual fuel charges on a fixed monthly basis) in excess of actual deliveries billed.

Revenue Recognition
-------------------

Sales of fuel oil and heating equipment are recognized at the time of delivery of the product to the customer or at the time of sale or installation. Revenue from repairs and maintenance service is recognized upon completion of the service. Payments received from customers for heating equipment service contracts are deferred and amortized into income over the terms of the respective service contracts, on a straight line basis, which generally do not exceed one year.

Concentration of Revenue with Guaranteed Maximum Price Customers
----------------------------------------------------------------

Approximately 25% of the Company's heating oil volume is sold to individual customers under an agreement pre-establishing the maximum sales price of oil over a twelve month period. The maximum price at which oil is sold to these capped-price customers is renegotiated in the Spring of each year in light of then current market conditions. The Company currently enters into forward purchase contracts and futures contracts for a substantial majority of the oil it sells to these capped-price customers in advance and at a fixed cost. Should events occur after a capped-sales price is established that increases the cost of oil above the amount anticipated, margins for the capped-price customers whose oil was not purchased in advance would be lower than expected, while those customers whose oil was purchased in advance would be unaffected. Conversely, should events occur during this period that decrease the cost of oil below the amount anticipated, margins for the capped-price customers whose oil was purchased in advance could be lower than expected, while those customers whose oil was not purchased in advance would be unaffected or higher than expected.

The Company purchases put options to hedge the risk associated with a decrease in heating oil prices in situations where forward purchase contracts and futures contracts have been entered into to match capped-price customer commitments. Should the market price of heating oil decline below the forward purchase contract or futures contract price, these options would substantially offset the effects of such decline. The cost of acquiring these options is recognized in cost of goods sold over the life of each option agreement.

In accordance with SFAS No. 80, "Accounting for Futures Contracts," futures contracts are classified as a hedge when the item to be hedged exposes the company to price risk and the futures contract reduces that risk exposure. Future contracts that relate to transactions that are expected to occur are accounted for as a hedge when the significant characteristics and expected terms of the anticipated transactions are identified and it is probable that the anticipated transaction will occur. If a transaction does not meet the criteria to qualify as a hedge, it is considered to be speculative. Any gains or losses associated with futures contracts which are classified as speculative are recognized in the current period. If a futures contract that has been accounted for as a hedge is closed or matures before the date of the anticipated transaction, the accumulated change in value of the contract is carried forward and included in the measurement of the related transaction. Option contracts are accounted for in the same manner as futures contracts. At December 31, 1996 there were no futures contracts outstanding, and at December 31, 1997 the Company had futures contracts to buy #2 home heating oil with notional amounts totaling $11,925 and futures contracts to sell #2 home heating oil with notional amounts totaling $5,061.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Concentration of Revenue with Guaranteed Maximum Price Customers - (Continued)
------------------------------------------------------------------------------

At December 31, 1996 the Company had put options outstanding with an aggregate notional value of $12,088 to hedge the risk associated with approximately 66% of the 32.9 million gallons of heating oil forward purchase contracts. Additionally, the Company had put options outstanding at December 31, 1997 with an aggregate notional value of $14,438 to hedge the risk associated with approximately 60% of the 33.8 million gallons of heating oil forward purchase contracts and 11.6 million gallons under futures contracts, and expire at various times with no option expiring later than April 1998. The unrealized gains (losses) on these options was not significant at December 31, 1996 and 1997. The carrying amount of these options at December 31, 1996 and 1997 was $258 and $488 respectively, and were included in Prepaid Expenses on the Consolidated Balance Sheet. The risk that counterparties to such instruments may be unable to perform is minimized by limiting the counterparties to major oil companies and major financial institutions. The Company does not expect any losses due to such counterparty default.

Environmental Costs
-------------------

The Company expenses, on a current basis, costs associated with managing hazardous substances and pollution in ongoing operations. The Company also accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated.

Income Taxes
------------

The Company files a consolidated Federal Income Tax return with its subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Pensions
--------

The Company funds accrued pension costs currently on its pension plans, all of which are noncontributory.

Basic and Diluted Earnings (Losses) per Common Share
----------------------------------------------------

The company computes basic and diluted earnings per share in accordance with the requirements of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128 - "Earnings Per Share". As the impact of converting dilutive securities would be antidilutive, the computation treats such conversions as having no effect and presents basic and diluted earnings per share as the same amount (see note 18).

Accounting Changes
------------------

In February 1997, the FASB issued SFAS No. 128 - "Earnings Per Share." SFAS No. 128 requires presentation of "basic" and "diluted" earnings per share for periods ending after December 15, 1997. The Company adopted SFAS No. 128 and had no effect on previously reported earnings (losses) per share.

In February 1997, the FASB issued SFAS No. 129 - "Disclosure of Information about Capital Structure." SFAS No. 129 requires disclosure of all the pertinent rights and privileges of securities outstanding for periods ending after December 15, 1997. The Company adopted SFAS No. 129, which had no effect on previous disclosures.

In June 1997, the FASB issued SFAS No. 130 - "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying changes in equity that results from non-owner transactions and events. This statement is effective for fiscal years beginning after December 15, 1997 and will be reflected in the Company's First Quarter Report on Form 10-Q.

In June 1997 the FASB issued SFAS No. 131 - "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires disclosures about segments of an enterprise and related information such as the different types of business activities and economic environments in which a business operates.
This statement is effective for fiscal years beginning after December 15, 1997. The Company is still assessing the disclosure requirements of SFAS No. 131.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(2) STAR GAS INVESTMENT

In December 1993, the Company acquired an approximate 29.5% equity interest (42.8% voting interest) in Star Gas for $16.0 million in cash. Each of the other investors in Star Gas granted the Company an option, exercisable to December 31, 1998, to purchase such investor's interest in Star Gas. In December 1994, the Company exercised its right to purchase the remaining outstanding common equity of Star Gas by paying $3.8 million in cash and issuing approximately 2.5 million shares ($22.1 million) of the Company's Class A Common Stock. The Company also incurred $0.9 million of acquisition related cost in connection with the Star Gas acquisition. The acquisition was accounted for as a purchase and accordingly the purchase price was allocated to the underlying assets and liabilities based upon the Company's estimate of their respective fair value at the date of acquisition. The fair value of assets acquired was $141.3 million (including $3.3 million in cash) and liabilities and preferred stock was $109.5 million. The excess of the purchase price over the fair value of assets acquired and liabilities assumed was $9.0 million and was being amortized over a period of twenty-five years.

The Company's investment in Star Gas Corporation was accounted for using the equity method from December 23, 1993 to December 7, 1994, at which time the Company exercised its right to purchase the remaining outstanding common equity of Star Gas (the "Star Gas Acquisition"). From December 8, 1994 to December 19, 1995 while Star Gas was a wholly owned subsidiary of Petro, Star Gas operations, assets and liabilities were included in the consolidated financial statements of the Company.

In November 1995, Star Gas organized Star Gas Partners, L.P. a Delaware limited partnership ("Partnership") and Star Gas and the Partnership together organized Star Gas Propane, L.P., a Delaware limited partnership ("Operating Partnership"). In December 1995, Petro transferred substantially all of its propane assets and liabilities to Star Gas, and Star Gas transferred ("Star Gas Conveyance") substantially all of its assets (including the propane assets transferred by Petro) in exchange for a general partnership interest in the Operating Partnership and the assumption by the Operating Partnership of substantially all of the liabilities of Star Gas. The total value of the assets conveyed to the Operating Partnership was $156.5 million. Concurrently with the Star Gas Conveyance, Star Gas issued approximately $85.0 million in First Mortgage Notes to certain institutional investors. In connection with the Star Gas Conveyance, the Operating Partnership assumed $91.5 million of Star Gas liabilities including the $85.0 million of First Mortgage Notes; however, Star Gas retained approximately $83.7 million in cash from the proceeds of the First Mortgage Notes. As a result of the foregoing transactions ("1995 Star Gas Transaction"), Star Gas received a 46.5% equity interest in the Partnership, and Petro received distributions from the public sale of 2.6 million Master Limited Partnership units at $20.46 per share for $51.0 million in cash. In order for the Partnership to begin operations with $6.2 million of working capital, Star Gas and the Operating Partnership agreed that the amount of debt assumed by the Operating Partnership would be adjusted upward or downwards to the extent that the working capital of the Operating Partnership at closing was more or less than $6.2 million. At closing, the net working capital of the Operating Partnership was $9.2 million and as a result, $3.0 million was paid to Petro in January 1996.

In accordance with the Company's accounting policies, the Company deferred the gain of approximately $20.0 million for this transaction because the Company holds subordinate units which do not have a readily ascertainable market price creating an uncertainty regarding realization, and due to the fact that Star Gas as general partner had a $6.0 million additional capital contribution obligation to enhance the Partnership's ability to make quarterly distributions on the common units (at December 31, 1997, these funds were no longer restricted at the Star Gas level and had been released to Petro since the quarterly guarantee provisions were fulfilled). The Company will recognize the gain from this transaction when the Company's subordinated units convert into common units in accordance with the terms of the partnership agreement. In general, full conversion of subordinated units to common units will take place no earlier than the first day of any quarter beginning on or after January 1, 2001, based upon the satisfaction of certain performance criteria for a period of at least three non-overlapping consecutive four-quarter periods immediately preceding the conversion date.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(2) STAR GAS INVESTMENT (CONTINUED)

In October 1997, Star Gas acquired the outstanding stock of an unaffiliated Ohio propane company ("1997 Star Gas Transaction") and in an equal exchange subsequently transferred all of such assets to the Partnership for the assumption of $23 million of debt incurred by Star Gas in connection with this acquisition, a 0.00027% general partnership interest in the Partnership along with 148 Partnership common units, and the assumption by Star Gas of approximately $3.5 million of future income tax liabilities resulting from this asset conveyance. Subsequently in December 1997, the Company sold 24 common units and in January 1998 sold 63 common units.

As a result of the 1997 Star Gas Transaction, at December 31, 1997 the Company had a 41.66% equity interest in the Partnership, which was reduced to 40.66% after the January 1998 sale of common units, which is being accounted for by the equity method. Additionally, the Partnership's secondary public offering in December 1997 resulted in a difference of $2.4 million between the Company's carrying value of its investment in the Partnership and its ownership percentage of the underlying net assets of the Partnership, which is being amortized to income over twenty-five years.


(3)  PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment and their estimated useful lives were as follows at the indicated dates:

                                      December
                                 ------------------    Estimated
                                   1996      1997     Useful Lives
                                 --------  --------  --------------
Land                              $ 2,049   $ 2,088
Buildings                           6,030     5,641     20-45 years
Fleet and other equipment          38,480    38,065       3-7 years
Tanks and equipment                 1,438     1,460      8-30 years
Furniture and fixtures             18,436    18,678       5-7 years
Leasehold improvements              5,820     7,465  Term of leases
                                  -------   -------
                                   72,253    73,397

Less accumulated depreciation      41,587    42,782
                                  -------   -------
                                  $30,666   $30,615
                                  =======   =======

(4)  NOTES PAYABLE AND OTHER LONG-TERM DEBT

Notes payable and other long-term debt, including working capital borrowings and current maturities of long-term debt, consisted of the following at the indicated dates:

                                             December 31,
                                          ------------------
                                            1996      1997
                                          --------  --------
Notes payable to banks under credit
 facility (a)                              $22,000   $ 3,000
Notes payable in connection with the
 purchase of fuel oil dealers and
 other notes payable, due in monthly,
 quarterly and annual installments with
 interest at various rates ranging from
 8% to 10% per annum, maturing at
 various dates through the year 2004        17,734    16,798
                                           -------   -------
                                            39,734    19,798

Less current maturities, including
 working capital borrowings                 22,947     3,291
                                           -------   -------
                                           $16,787   $16,507
                                           =======   =======

a) Pursuant to a Credit Agreement, dated October 15, 1997 as restated and amended (Credit Agreement), the Company may borrow up to $47.0 million under a working capital revolving credit facility with a sublimit under a borrowing base established each month. Amounts borrowed under the working capital revolving credit facility are subject to a 60 day clean-up requirement during the period April 1 to September 30 of each year, and this portion of the Credit Agreement expires on June 30, 1998. The Company expects to renew or replace this working capital revolving credit facility prior to June 30, 1998. The Company pays a facility fee of 0.375% on the unused portion of this facility. At December 31, 1997, $3.0 million was outstanding under the working capital revolving credit facility.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(4)  NOTES PAYABLE AND OTHER LONG-TERM DEBT - (CONTINUED)

  a) - (Continued)

  The Credit Agreement also includes a $16.8 million acquisition letter of credit facility all of which has been used to support notes given to certain sellers of heating oil companies. The Credit Agreement provides that on or prior to June 30, 1998, repayments and/or sinking fund deposits equal to two-thirds of the initial facility outstanding at September 30, 1996 would be payable with the final payment due June 30, 1999. In October 1997, in connection with the Company's sale of its Hartford, Connecticut branch $9.4 million of the proceeds from the sale were set aside to fulfill the June 1998 cash collateral requirement, and the working capital portion of the Credit Agreement was reduced from $60.0 million to $47.0 million.

  Interest under the Credit Agreement is payable monthly on the working capital revolving credit facility and is based upon a floating rate selected by the Company of either the Eurodollar Rate or the Alternate Base Rate, plus 0 to 75 basis points on Alternate Base Rate Loans and 125 to 200 basis points on Eurodollar Loans, based upon the ratio of Consolidated Operating Profit to Interest Expense (as defined in the Credit Agreement). Eurodollar Rate means the prevailing rate in the interbank Eurodollar market adjusted for reserve requirements. Alternate Base Rate means the greater of (i) the prime or base rate of The Chase Manhattan Bank in effect or (ii) the Federal funds rate in effect plus 1/2 of 1%. The weighted average rate for 1996 and 1997 was 8.48% and 7.75% respectively.

  The fees for the Credit Agreement acquisition letters of credit range from 175 to 250 basis points based upon the same ratio as that used for the working capital revolving credit facility. To the extent that the letters of credit are cash collateralized the fee is reduced to 25 basis points.

  Under the terms of the Credit Agreement, the Company is restricted from incurring any indebtedness except subordinated debt and certain other indebtedness specifically authorized, if certain ratios of EBITDA to interest are met. The Company is also restricted from selling, transferring, or conveying customer lists except, among other exceptions, from a sale where the net cash proceeds are used to cash collateralize the acquisition letters of credit. The Credit Agreement also provides that the Company is required to maintain certain minimum levels of cash flow and EBITDA, as well as certain ratios of EBITDA to net interest expense. In the event of noncompliance with certain of the covenants, the bank has the right to declare all amounts outstanding to be due and payable immediately.

As collateral for the Credit Agreement, the Company granted to the lenders a security interest in the inventories, receivables, and customer lists, trademarks and trade names which are carried on the December 31, 1997 Consolidated Balance Sheet at $16.3 million, $79.0 million, and $69.3 million respectively.


Aggregate annual maturities including working capital borrowings, but excluding the June 1998 acquisition letter of credit facility cash collateral requirement which was satisfied by the $9.4 million October 1997 cash collateral account payment, are as follows as of December 31, 1997:

Years Ending
December 31,
------------
   1998      $ 3,291
   1999        8,126
   2000        8,141
   2001           60
   2002           60
Thereafter       120
             -------
             $19,798
             =======

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(5) SENIOR AND SUBORDINATED NOTES PAYABLE

  Senior and Subordinated notes payable at the dates indicated, consisted of:

                                                               December 31,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
11.85%, 12.17% and 12.18% Senior Notes (a)                  $ 60,000  $ 60,000
14.10%  Subordinated and Senior Notes (b)                     10,400     8,300
10 1/8% Subordinated Notes (c)                                50,000    50,000
9 3/8%  Subordinated Debentures (d)                           75,000    75,000
12 1/4% Subordinated Debentures (e)                           81,250    81,250
                                                            --------  --------

Total Senior and Subordinated Notes Payable                  276,650   274,550

  Less short-term Subordinated Notes (b)                       1,050     1,050
  Less short-term Senior Notes (b)                             1,050     1,050
  Less long-term Senior Notes (a)(b)                          34,150    63,100
                                                            --------  --------

Total long-term Subordinated Notes Payable                  $240,400  $209,350
                                                            ========  ========

a) On September 1, 1988, the Company authorized the issuance of $60.0 million of Subordinated Notes originally due October 1, 1998 bearing interest payable semiannually at an average rate of 11.96% ("11.96% Notes"). In connection with the Company's 9 3/8% Subordinated Debenture offering in February 1994 (see note 5d) $30.0 million of the 11.96% Notes became ranked as senior debt. In February 1997 the Company entered into agreements ("Private Debt Modification") to among other things, exchange $30.0 million of the 11.96% Notes then ranked as subordinated debt for senior debt, and to extend the maturity date of the 11.96% Notes from October 1, 1998 to October 1, 2002 with $15.0 million sinking fund payments due on October 1, 2000 and October 1, 2001 and the remaining $30.0 million balance due on October 1, 2002. The Company paid approximately $1.1 million in fees and expenses to obtain such modifications. In addition, effective October 1, 1998, the interest on these notes will be lowered to 10.9%. All such notes are redeemable at the option of the Company, in whole or in part upon payment of a premium rate as defined.

b) On January 15, 1991, the Company authorized the issuance of $12.5 million of 14.10% Subordinated Notes due January 15, 2001 bearing interest payable quarterly. In connection with the Company's 9 3/8% Subordinated Debenture offering in February 1994 (see note 5d) $6.25 million of these notes became ranked as senior debt. The notes are redeemable at the option of the Company, in whole or in part upon payment of a premium rate as defined. On each January 15th commencing 1996 and ending January 15, 2000, the Company is required to repay $2.1 million of these Notes. The remaining principal of $2.0 million is due on January 15, 2001. No premium is payable in connection with these required payments.

c) On April 6, 1993, the Company issued $50.0 million of 10 1/8% Subordinated Notes due April 1, 2003 which are redeemable at the Company's option, in whole or in part, at any time on or after April 1, 1998 upon payment of a premium rate as defined. Interest is payable semiannually.

d) On February 3, 1994, the Company issued $75.0 million of 9 3/8% Subordinated Debentures due February 1, 2006 which are redeemable at the Company's option, in whole or in part, at any time on or after February 1, 1999 upon payment of a premium rate as defined. Interest is payable semiannually.

   In connection with the offering of its 9 3/8% Subordinated Debentures, the Company received consents of the holders of a majority of each class of subordinated debt and redeemable preferred stock (see note 7) to certain amendments to the respective agreements. In consideration for the consents, the Company paid holders of certain subordinated debt a cash payment of $0.6 million and caused approximately $42.6 million of the subordinated debt at December 31, 1994 to be ranked as senior debt. In addition, the Company agreed to increase dividends on the redeemable preferred stock by $2.00 per share per annum. The Company also paid approximately $1.5 million in fees and expenses to obtain such consents.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(5)  SENIOR AND SUBORDINATED NOTES PAYABLE (CONTINUED)

e) On February 3, 1995, the Company issued $125.0 million of 12 1/4% Subordinated Debentures due February 1, 2005 which are redeemable at the Company's option, in whole or in part, at any time on or after February 1, 2000 upon payment of a premium rate as defined. On February 5, 1996, a portion of the proceeds received as a result of the Star Gas MLP Offering (see note 2) were used to retire $43.8 million of the $125.0 million 12 1/4% Subordinated Debentures. The Company paid $4.8 million, representing an 11% premium to retire this portion of the debt. Interest on these debentures is payable semi-annually.


Expenses connected with the above outstanding offerings, and amendments thereto, amounted to approximately $15.8 million, which includes $1.2 million paid in debt consents permitting the Star Gas MLP Offering (see note 2). At December 31, 1996 and 1997, the unamortized balances relating to notes still outstanding amounted to approximately $8.7 million and $8.4 million respectively, and such balances are included in Deferred Charges and Pension Costs on the Consolidated Balance Sheet.

Aggregate annual maturities including sinking fund payments at December 31, 1997 are as follows:

Years Ended
December 31,
------------
   1998         $  2,100
   1999            2,100
   2000           17,100
   2001           17,000
   2002           30,000
Thereafter       206,250
                --------
                $274,550
                ========

Total accrued interest on notes payable, and senior and subordinated notes which were included in accrued expenses and other liabilities were $10,730 and $10,664 at December 31, 1996 and 1997 respectively.


(6)  COMMON STOCK AND COMMON STOCK DIVIDENDS

The Company's outstanding Common Stock consists of Class A Common Stock, Class B Common Stock and Class C Common Stock, each with various designations, rights and preferences.

Holders of Class A Common Stock and Class C Common Stock have identical rights, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class C Common Stock are entitled to ten votes per share. Holders of Class B Common Stock do not have voting rights, except as required by law, or in certain limited circumstances.

The following table summarizes the cash dividends declared on Common Stock and the cash dividends declared per common share for the years indicated:

                                       Years Ended December 31,
                                     ---------------------------
                                       1995      1996     1997
                                     --------  --------  -------
Cash dividends declared
  Class A                             $13,716   $13,789   $7,019
  Class C                               1,559     1,559      779

Cash dividends declared per share
  Class A                             $   .60   $   .60   $  .30
  Class C                                 .60       .60      .30

Under the Company's most restrictive dividend limitation imposed by certain debt covenants, $26.1 million was available at December 31, 1997 for the payment of dividends on all classes of Capital Stock. The amount available for dividends is increased each quarter by 50% of the cash flow, as defined, for the previous fiscal quarter, and by the new issuance of capital stock. On February 24, 1998, the Company announced the suspension of cash dividends.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(6)  COMMON STOCK AND COMMON STOCK DIVIDENDS (CONTINUED)

On February 3, 1995, the Company issued 2,875 shares of Class A Common Stock in a public offering in connection with the issuance of $125.0 million of 12 1/4% Subordinated Debentures due February 1, 2005 and used a portion of the proceeds to retire 1,521 shares of Class A Common Stock which shares were issued to a third party in the Star Gas Acquisition (see note 5e).

On October 1, 1995 the Company began offering a Dividend Reinvestment and Stock Purchase Plan which provides holders of the Company's Class A Common Stock and Class C Common Stock a vehicle to reinvest their dividends and purchase additional shares of Class A Common Stock at a 5% discount from the current market price without incurring any fees. In addition, optional cash deposits receive a 3% discount from the market price. Pursuant to the plan offering, 18, 302, and 691 additional Class A Common Shares were issued in 1995, 1996, and 1997 respectively.


(7)  REDEEMABLE AND EXCHANGEABLE PREFERRED STOCK

The Company entered into agreements dated as of August 1, 1989 with John Hancock Mutual Life Insurance Company and Northwestern Mutual Life Insurance Company to sell up to two hundred and fifty thousand shares of its Redeemable Preferred Stock, par value $0.10 per share, at a price of one hundred dollars per share, which shares are exchangeable into Subordinated Notes due August 1, 1999 (1999 Notes).

On August 1 of each year, one-sixth of the number of originally issued shares of each series of Redeemable Preferred shares outstanding, less the number of shares of such series previously exchanged for 1999 Notes, are to be redeemed, with the final redemption occurring on August 1, 1999. The redemption price is one hundred dollars per share plus all accrued and unpaid dividends to such August 1. As of December 31, 1996 and 1997, 125 shares and 83 shares respectively were outstanding of which 42 shares were reflected as current.

In February 1997 the Company issued one million two hundred thousand shares of its 12 7/8% Exchangeable Preferred Stock (Exchangeable Preferred Stock) due February 15, 2009, par value $0.10 per share, at a price of twenty-five dollars per share. The Company incurred $1,678 of offering costs in connection with this preferred stock issuance. Dividends are payable on these shares on February 15, May 15, August 15 and November 15 of each year. The liquidation preference on the Exchangeable Preferred Stock is twenty-five dollars per share, and they are redeemable at the option of the Company in whole or in part, at any time on or after February 15, 2002 upon payment of a premium rate as defined. Subject to certain conditions the Company may also issue an additional eight hundred thousand shares of Exchangeable Preferred Stock. Also, on any scheduled dividend payment date on or after February 15, 2000 at the Company's option these Exchangeable Preferred Stock may be exchanged into 12 7/8% Junior Subordinated Exchange Debentures due 2009. At December 31, 1997 $30.0 million of Exchangeable Preferred Stock was outstanding.

Preferred dividends of $3,263, $2,389, and $4,644 were declared on all classes of preferred stock in 1995, 1996, and 1997 respectively.

Aggregate annual maturities of Redeemable Preferred Stock and Exchangeable Preferred Stock are as follows as of December 31, 1997:

 Years Ended
 December 31
-------------
   1998        $ 4,167
   1999          4,167
   2000              -
   2001              -
   2002              -
Thereafter      30,000
               -------
               $38,334
               =======

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(8)  PENSION PLANS

Effective December 31, 1996 the Company consolidated all of its defined contribution pension plans and froze the benefits for nonunion personnel covered under defined benefit pension plans. In the third quarter of 1997 the Company froze the benefits of its New York City union defined benefit pension plan as a result of operation consolidations. In freezing the defined benefit pension plans and the New York City union defined benefit pension plan the Company incurred $557 and $654 in 1996 and 1997 respectively, for pension curtailment expenses relating to the amortization of certain previously unrecognized pension costs.

The defined benefit and defined contribution plans covered substantially all of the Company's nonunion employees. Benefits under the frozen defined benefit plans were generally based on years of service and each employee's compensation. Benefits under the consolidated defined contribution plan are based on an employees compensation. Pension expense under all non-union plans for the years ended December 31, 1995, 1996 and 1997 was $4,378, $4,350 and $4,036
respectively, net of amortization of the pension obligation acquired.

The following table sets forth the defined benefit plans' funded status, all of which are underfunded, and amounts recognized in the Company's balance sheets at the indicated dates:

                                             1996        1997
                                          ----------  ----------
  Actuarial present value of benefit
   obligations:
  Accumulated benefit obligations,
   including vested benefits of
   $28,731 and $28,910                     $ 29,323    $ 29,258
                                           ========    ========

  Projected benefit obligation             $(29,323)   $(29,258)
  Plan assets at fair value (primarily       20,367      22,292
   listed stocks and bonds)                --------    --------
  Projected benefit obligation in            (8,956)     (6,966)
   excess of plan assets
  Unrecognized net loss from past
   experience different from the
   assumed and effects of changes
   in assumptions                             6,053       5,609
  Unrecognized net transitional                 (65)        (52)
   obligation
  Unrecognized prior service cost due           453           -
   to plan amendments
  Additional liability                       (6,441)     (5,557)
                                           --------    --------

  Accrued pension cost for defined         $ (8,956)   $ (6,966)
   benefit plans                           ========    ========


Net pension cost for defined benefit plans for the periods indicated included the following components:

                                            Years Ended December 31,
                                          ----------------------------
                                            1995      1996      1997
                                          --------  --------  --------
Service cost-benefits earned during the
 period                                   $ 1,459   $ 1,630   $   116
Interest cost on projected benefit
 obligation                                 2,032     1,974     1,895
Actual return on assets                    (3,116)   (2,058)   (2,780)
Net amortization and deferral of losses     2,517     1,299     1,492
                                          -------   -------   -------
 Net periodic pension cost for defined
  benefit plans                             2,892     2,845       723
                                          -------   -------   -------

Curtailment loss                                -       557       654
                                          -------   -------   -------
 Total cost                               $ 2,892   $ 3,402   $ 1,377
                                          =======   =======   =======

Assumptions used in the pension
 calculations were:
----------------------------------------
Discount rate                                 7.0%      6.5%      6.5%
Rates of increase in compensation levels      4.0%      4.0%      4.0%
Expected long-term rate of return on
 assets                                       8.5%      8.5%      8.5%

In addition, the Company made contributions to union-administered pension plans during the years ended December 31, 1995, 1996 and 1997 of $3,148, $2,996 and $2,508 respectively.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(8)  PENSION PLANS - (CONTINUED)

The Company recorded an additional minimum pension liability for underfunded plans of $4,594 as of December 31, 1997, representing the excess of unfunded accumulated benefit obligations over plan assets. A corresponding amount is recognized as an intangible asset except to the extent that these additional liabilities exceed the related unrecognized prior service costs and net transition obligation, in which case the increase in liabilities is charged as a reduction of stockholders' equity of $4,646 as of December 31, 1997.

In connection with the purchase of shares of a predecessor company as of January 1, 1979 by a majority of the Company's present holders of Class C Common Stock, the Company assumed a pension liability in the aggregate amount of $1,512 as adjusted, representing the excess of the actuarially computed present value of accumulated vested plan benefits over the net assets available for such benefits. Such liability, which amounted to $1,108 and $1,134 at December 31, 1997 and 1996 is being amortized over 40 years and is included in supplemental benefits and other long-term liabilities at those dates.

Under a 1992 supplemental benefit agreement, Malvin P. Sevin, the Company's then Chairman and Co-Chief Executive Officer, was entitled to receive $25 per month for a period of one hundred twenty months following his retirement. In the event of his death, his designated beneficiary is entitled to receive such benefit. Mr. Sevin passed away in December 1992, prior to his retirement. The amounts accrued for such benefit payable net of payments made at December 31, 1996 and 1997 were $1,387 and $1,204 respectively and are included in supplemental benefits and other long-term liabilities on the balance sheets at those dates.


(9) LEASES

The Company leases office space and other equipment under noncancelable operating leases which expire at various times through 2017. Certain of the real property leases contain renewal options and require the Company to pay property taxes.

The future minimum rental commitments at December 31, 1997 for all operating leases having an initial or remaining noncancelable term of one year or more are as follows:

 Years Ending   Operating
   December      Leases
--------------  ---------
    1998          $ 4,375
    1999            3,890
    2000            3,357
    2001            2,973
    2002            3,001
Thereafter         19,892
                  -------
                  $37,488
                  =======

Rental expense under operating leases for the years ended December 31, 1995, 1996 and 1997 was $7,624, $6,461 and $7,475 respectively.


(10)  INCOME TAXES

Income tax expense was comprised of the following for the indicated periods:

             Years Ended December 31,
             ------------------------
                1995   1996   1997
               ------  -----  -----
Current:
Federal         $   -  $   -  $   -
State             500    500    500
                -----  -----  -----
                $ 500  $ 500  $ 500
                =====  =====  =====

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(10)  INCOME TAXES - (CONTINUED)

The sources of deferred income tax expense (benefit) and the tax effects of each were as follows:

                                                 Years Ended December 31,
                                              ------------------------------
                                                 1995         1996      1997
                                              -------      -------   -------
 Excess of book over tax (tax over
  book) depreciation                          $ 1,624      $   (81)  $  (227)
 Excess of book over tax amortization
  expense                                      (1,139)      (2,051)   (2,490)
 Excess of book over tax vacation
  expense                                         (75)        (180)     (107)
 Excess of book over tax restructuring
  expense                                           -         (206)     (618)
(Excess of book over tax) tax over book
  bad debt expense                                 44          (41)       37
(Excess of book over tax) tax over book
 supplemental benefit expense                     (14)         (14)       14
 Equity in income (loss) of Star Gas             (187)       2,597     1,037
 Other, net                                       (40)        (228)        5
 Recognition of tax benefit of net
  operating loss to the
  extent of current and previous
  recognized temporary
  differences                                  (7,843)      (9,114)   (4,491)
 Change in valuation allowance                  7,630        9,318     6,840
                                              -------      -------   -------
                                              $    -        $   -   $    -
                                              =======      =======   =======

The components of the net deferred tax assets and the related valuation allowance for 1996 and 1997 using current rates were as follows:

                                         Years Ended December 31,
                                        -------------------------
                                            1996       1997
                                          ---------  ---------
Net operating loss carryforwards          $ 35,199   $ 39,690
Excess of tax over book depreciation        (5,041)    (4,814)
Excess of book over tax amortization         3,624      6,114
Excess of book over tax vacation expense     1,493      1,600
Excess of book over tax restructuring
 expense                                       206        824
Excess of book over tax supplemental
 benefit expense                               680        666
Excess of book over tax bad debt expense       370        333
Equity in loss (income) of Star Gas         (1,738)    (2,775)
Other, net                                     365        360
                                          --------   --------
                                            35,158     41,998
Valuation allowance                        (35,158)   (41,998)
                                          --------   --------
                                          $     -    $     -
                                          ========   ========

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on the Company's recent history of annual net losses, that a full valuation allowance is appropriate.

At December 31, 1997, the Company had the following income tax loss carryforwards for Federal Income Tax reporting purposes:

 Expiration
    Date
------------

2005          $ 26,651
2006            15,012
2007             1,367
2008             8,400
2009             1,662
2010            23,356
2011            26,554
2012            13,734
              --------
              $116,736
              ========

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(11)  RELATED PARTY TRANSACTIONS

The Company leased two buildings for a total of $435 from certain related parties under lease agreements that were established by an independent fair market rental evaluation. In the fourth quarter of 1997 one of the facilities was sold to an independent party who continued to rent the property under the same terms to the Company, while the other was sold and the lease terminated as part of the 1997 New York Region consolidation.

In October 1986, Irik P. Sevin purchased one hundred sixty-one thousand shares of Class A Common Stock and forty thousand shares of Class C Common Stock of the Company for $1,280 (which was the fair market value as established by the Pricing Committee pursuant to the Stockholders' Agreement). The purchase price was financed by a note due December 31, 1999. The note requires annual payments of interest and principal, payable in cash or Class A Common Stock of the Company, until complete satisfaction. In accordance with the note repayment schedule and the criteria for stock payment valuation, Mr. Sevin surrendered fifty-nine thousand Class A Common Shares representing $439 of value, sixty-one thousand Class A Common Shares representing $411 of value, and sixty-two thousand Class A Common Shares representing $392 of value in December 1995, 1996 and 1997 respectively. The criteria agreed upon for valuing stock payment for this transaction is the average market price ten days prior to payment or $6.3479 per share, whichever is greater. The outstanding balance of the note was $1,312, $984, and $656 at December 31, 1995, 1996, and 1997 respectively.
Interest accrues on the outstanding balance of the note at the LIBOR rate in effect for each month plus 0.75%. Mr. Sevin has entered into an agreement with the Company that he will not sell or otherwise transfer to a third party any of the shares of Class A Common Stock or Class C Common Stock received pursuant to this transaction until the note has been paid in full.

The existing holders of Class C Common Stock of the Company have entered into a Shareholders' Agreement which provides that each will vote his shares to elect certain designated directors. The Shareholders' Agreement also provides for first refusal rights to the Company if a holder of Class C Common Stock receives a bona fide written offer from a third party to buy such holder's Class C Common Stock.


(12)  RESTRUCTURING CHARGES

Late in 1995 the Company completed a study engaged with a leading consulting firm to help provide a structure for superior customer service, a brand image, and reduced operating costs. Over the last few years the Company has dedicated a large amount of effort toward defining the best organizational structure, and has implemented various initiatives toward achieving this objective.

As part of the initial implementation of this program, Petro undertook certain business improvement strategies in its Long Island, New York region. These steps included the consolidation of the region's five home heating oil branches into one central customer service center and three depots. The regional customer service center consolidated accounting, credit, customer service and the sales function into a single new facility in Port Washington, Long Island. All external communications and marketing previously undertaken in the five branches were centralized into this one location freeing the three newly configured depots to focus on oil delivery and heating equipment repair, maintenance and installation, in mutually exclusive operating territories. The Company incurred $1.2 million in restructuring expenses in 1996, for costs associated with the initial implementation of the restructuring program.

In 1997 the Company continued with its restructuring program and combined its three New York City branches into one new central depot that specialized in delivery, installation, maintenance, and service functions, and like the Long Island depots, be supported by the Port Washington facility. The Company also proceeded with its commitment to define the best possible organizational structure, by restructuring select branch and corporate responsibilities to eliminate redundant functions and locate responsibilities where they can best serve customers and the Company. Toward achieving these strategic intentions the Company incurred $2.9 million in restructuring expenses in 1997, which comprised of $2.0 million in termination benefit arrangements with certain branch and corporate employees and $0.9 million for continuing lease obligations for unused, non-cancelable, non-strategic facilities. The total unpaid amounts included in accrued expenses and other liabilities are $605 and $2,421 respectively at December 31, 1996 and 1997.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(13)  STOCK OPTIONS

On March 3, 1989, the Company issued stock options to purchase seventy-two thousand shares of Class A Common Stock and eighteen thousand shares of Class C Common to Irik P. Sevin and forty-eight thousand shares of Class A Common Stock and twelve thousand shares of Class C Common Stock to Malvin P. Sevin. The option price for each such share is $11.25. These options are nontransferable. Malvin P. Sevin's options expired in March 1994 unexercised while the expiration date of Irik P. Sevin's options were extended to March 3, 1999.

In March 1994 the Company issued stock options to Irik P. Sevin to purchase one hundred thousand shares of Class A Common Stock. The option price for each such share is $8.50, the then market value of the stock on the date the options were granted. These options are non-transferable and expire on March 31, 2004.

None of the aforementioned options of Irik and Malvin Sevin were granted under a Stock Option Plan and no other options were authorized at the time the options were issued. All options granted vested upon issuance and were issued at an exercise price that was estimated to be fair value at the date of grant.

In June 1994, the Board of Directors and shareholders adopted the Petroleum Heat and Power Co., Inc. 1994 Stock Option Plan, which authorized one million shares of the Company's Class A Common Stock to be granted from time to time, and to vest at various times, to key employees, officers, directors, consultants, advisers, or agents, who help contribute to the long-term success and growth of the firm, at prices not less than the fair market value at the date of grant and at terms not to exceed ten years.

As allowable by SFAS No. 123, the Company will continue to apply APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock compensation plan, and accordingly will not recognize compensation expense for its stock-based compensation plan.

Had compensation cost for this plan been determined based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed under SFAS No. 123, the Company's net loss and loss per share for 1996 and 1997 would have been increased by approximately forty-four thousand dollars, or $0.0017 per share, and nineteen thousand dollars, or $0.0007 per share respectively. All options were granted at an amount equal to the quoted market price of the Company's stock at the date of the grants and vest at various times with no vesting period exceeding five years. The costs charged against income for options granted are based on the following assumptions calculated on a straight line basis over the vesting period of the grants. The average fair value of the options granted during 1996 was $0.76 per option on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 9.41%, volatility of 27%, risk-free interest rate of 6.26%, assumed forfeiture rate of 0%, and an average expected life of 8.19 years. The average fair value of the options granted during 1997 was $0.21 per option on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 12.97%, volatility of 35%, risk-free interest rate of 6.19%, assumed forfeiture rate of 0%, and an average expected life of 10 years.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(13)  STOCK OPTIONS - (CONTINUED)


Information relating to stock options during 1995, 1996 and 1997 are summarized as follows:


                                                              Weighted-Average
                                Range of      Number of Shares  Option Price
                                              ----------------
                            Exercise Prices   Class A  Class C   Per Share     Total
                            ----------------  -------  -------  ------------  -------
Shares under option at
 December 31, 1994          $ 4.10 to $11.25    1,343      103        $ 7.64  $11,047

Granted                     $ 8.00 to $ 8.00       50        -          8.00      400
Exercised                                  -        -        -             -        -
Expired                                    -        -        -             -        -
                            ---------------------------------------------------------
Shares under option at
 December 31, 1995          $ 4.10 to $11.25    1,393      103          7.66   11,447

Granted                     $ 6.87 to $ 7.38      132        -          7.21      955
Exercised                                  -        -        -             -        -
Expired                     $ 7.50 to $ 7.50       24        6          7.50      225
                            ---------------------------------------------------------
Shares under option at
 December 31, 1996          $ 4.10 to $11.25    1,501       97          7.62   12,177

Granted                     $ 3.13 to $ 3.13       15        -          3.13       47
Exercised                                  -        -        -             -        -
Expired                     $ 4.10 to $ 8.77    1,097       79          7.16    8,410
                            ---------------------------------------------------------
Shares under option at
 December 31, 1997          $ 3.13 to $11.25      419       18        $ 8.72  $ 3,814
                          ===========================================================


Shares exercisable from     $ 6.88 to $ 8.50      209        -        $ 8.02  $ 1,673
Shares exercisable from     $11.00 to $11.25      117       18         11.17    1,508
                          -----------------------------------------------------------
Total shares exercisable
 at December 31, 1997       $ 6.88 to $11.25      326       18        $ 9.26  $ 3,181
                          ===========================================================


The weighted average life of the shares exercisable from $6.88 to $8.50 is 4.9 years, and the weighted average life of the shares exercisable from $11.00 to $11.25 is 1.9 years.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(14)  ACQUISITIONS

During 1995, the Company acquired the customer lists and equipment of ten unaffiliated fuel oil dealers. The aggregate consideration for these acquisitions, accounted for by the purchase method, was approximately $34,400.

During 1996, the Company acquired the customer lists and equipment of thirteen unaffiliated fuel oil dealers. The aggregate consideration for these acquisitions, accounted for by the purchase method, was approximately $28,500.

In June 1996, the Company sold its Springfield Massachusetts operations to an unaffiliated fuel oil dealer. The Company received proceeds of approximately $4,100 and realized a gain on this transaction of approximately $1,800.

During 1997, the Company acquired the customer lists and equipment of eleven unaffiliated fuel oil dealers. The aggregate consideration for these acquisitions, accounted for by the purchase method, was approximately $16,300.

In November 1997, the Company sold its Hartford Connecticut operation to an unaffiliated fuel oil dealer. The Company received proceeds of approximately $15,600 and recognized a gain on this transaction of approximately $11,400.

Sales and net income of the acquired companies are included in the consolidated statements of operations from the respective dates of acquisition.

Unaudited pro forma data giving effect to the purchased and disposed businesses, and to the acquisition of Star Gas Corporation, as described in Note 2, as if they had been acquired on January 1 of the year preceding the year of purchase and disposal, with adjustments, primarily for amortization of intangibles are as follows:

                                            1995       1996       1997
                                          ---------  ---------  ---------

Net sales                                 $657,703   $607,240   $538,988

Loss before extraordinary item            $(20,889)  $(23,029)  $(22,397)

Net loss                                  $(22,325)  $(29,443)  $(22,397)
Preferred stock dividends                   (3,263)    (2,389)    (4,644)
                                          --------   --------   --------
 Net loss applicable to common
  stockholders (Numerator)                $(25,588)  $(31,832)  $(27,041)
                                          ========   ========   ========

Class A Common Stock                        22,711     22,983     23,441
Class B Common Stock                            15         12         11
Class C Common Stock                         2,598      2,598      2,598
                                          --------   --------   --------
 Weighted average number of shares
  outstanding (Denominator)                 25,324     25,593     26,050
                                          ========   ========   ========

Basic and Diluted losses per common
 share before extraordinary item:
  Class A and C Common Stock              $  (0.95)  $  (0.99)  $  (1.04)

Extraordinary loss per common share:
  Class A and C Common Stock              $  (0.06)  $  (0.25)  $    -

Basic and Diluted losses per common
 share:
  Class A and C Common Stock              $  (1.01)  $  (1.24)  $  (1.04)


(15)  LITIGATION

The Company is not party to any litigation which individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


(16)  DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash, Restricted Cash, Accounts Receivable, Notes Receivable and Other Current
------------------------------------------------------------------------------
Assets, Working Capital Borrowings, Accounts Payable and Accrued Expenses
-------------------------------------------------------------------------

The carrying amount approximates fair value because of the short maturity of these instruments.

Long-Term Debt, Subordinated Notes Payable, Senior Notes Payable and Cumulative
-------------------------------------------------------------------------------
Redeemable Exchangeable Preferred Stock
---------------------------------------

The fair values of each of the Company's long-term financing instruments, including current maturities, are based on the amount of future cash flows associated with each instrument, discounted using the Company's current borrowing rate for similar instruments of comparable maturity.

The estimated fair value of the Company's financial instruments are summarized as follows:

                              At December 31, 1996  At December 31, 1997
                              --------------------  --------------------
                              Carrying  Estimated   Carrying  Estimated
                               Amount   Fair Value   Amount   Fair Value
                              --------  ----------  --------  ----------
Long-term debt                $ 17,734    $ 17,333  $ 16,798    $ 15,853
Subordinated notes payable     241,450     251,940   210,400     197,883
Senior notes payable            35,200      36,965    64,150      64,343
Preferred stock                 12,500      13,700    36,656      39,722


Limitations
-----------

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


(17)  SEGMENT INFORMATION

From December 8, 1994 to December 19, 1995 the operations, assets and liabilities of Star Gas Corporation ("Star Gas"), a wholly owned subsidiary, were included in the consolidated financial statements of the Company. Accordingly, during this period the Company's operations were classified into two business segments: Home Heating Oil and Propane. However, as a result of the Star Gas Master Limited Partnership transaction in December 1995 involving the conveyance of the Company's propane operations to Star Gas Propane, L.P., a minority owned entity, for the twelve months ended December 31, 1996 and 1997 the Company had no propane revenues or expenses.

                    Year Ended December 31, 1995    Year Ended December 31, 1996    Year Ended December 31, 1997
                  --------------------------------  -----------------------------  -------------------------------
                    Home                              Home                           Home
                  Heating      *                    Heating    **                   Heating    ***
                    Oil     Propane   Consolidated    Oil     Prop.  Consolidated     Oil     Prop.  Consolidated
                  --------  --------  ------------  --------  -----  ------------  ---------  -----  -------------
Net sales         $509,122  $100,385      $609,507  $608,161  $   -      $608,161  $548,141   $   -      $548,141
Gross profit       167,447    54,235       221,682   180,773      -       180,773   168,393       -       168,393
Operating
 expenses          125,859    39,070       164,929   143,069      -       143,069   140,023       -       140,023
Depreciation &
 amortization       30,863     9,587        40,450    30,818      -        30,818    30,311       -        30,311
Operating
 income (loss)      10,725     5,578        16,303     6,886      -         6,886    (1,941)      -        (1,941)
                                                                  -                               -
Assets             357,241         -       357,241   275,025      -       275,025   247,846       -       247,846
Capital
 expenditures     $  3,946  $  7,228      $ 11,174  $  6,874  $   -      $  6,874  $  6,980   $   -      $  6,980

* In 1995 the Propane segment had equity income, which is presented in the Statement of Operations as non-operating income, of approximately $0.7 million representing the Company's share of income of Star Gas Partners, L.P.

** In 1996 the Propane segment had equity income, which is presented in the Statement of Operations as non-operating income, of approximately $2.3 million representing the Company's share of income of Star Gas Partners, L.P.

*** In 1997 the Propane segment had an equity loss, which is presented in the Statement of Operations as non-operating loss, of approximately $0.2 million representing the Company's share of loss of Star Gas Partners, L.P.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (In thousands, except per share data)

(18)  EARNINGS PER SHARE

                                                           DECEMBER 31,
                                                 ------------------------------
                                                   1995       1996       1997
                                                 --------   --------   --------
Basic Earnings Per Share:
------------------------
Net loss                                         $(23,479)  $(28,315)  $(22,899)
Less:  Preferred stock dividends                   (3,263)    (2,389)    (4,644)
                                                 --------   --------   --------
 Loss available to common stockholders
  (Numerator)                                    $(26,742)  $(30,704)  $(27,543)
                                                 ========   ========   ========
Class A Common Stock                               22,711     22,983     23,441
Class B Common Stock                                   15         12         11
Class C Common Stock                                2,598      2,598      2,598
                                                 --------   --------   --------
 Weighted average number of shares outstanding
 (Denominator)                                     25,324     25,593     26,050
                                                 ========   ========   ========
Basic losses per share                           $  (1.06)  $  (1.20)  $  (1.06)
                                                 ========   ========   ========
Diluted Earnings Per Share:
---------------------------
Effect of dilutive securities                    $     -    $     -    $     -
                                                 --------   --------   --------
 Loss available to common stockholders
  (Numerator)                                    $(26,742)  $(30,704)  $(27,543)
                                                 ========   ========   ========
Effect of dilutive securities                          -          -          -
                                                 --------   --------   --------
 Weighted average number of shares outstanding
 (Denominator)                                     25,324     25,593     26,050
                                                 --------   --------   --------
Diluted losses per share                         $  (1.06)  $  (1.20)  $  (1.06)
                                                 ========   ========   ========

Certain potentially dilutive securities issued (i.e. options) are not considered in the above calculation due to the fact that they would be anti-dilutive.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

(19) SELECTED QUARTERLY FINANCIAL DATA - (UNAUDITED)

The seasonal nature of the Company's business results in the sale by the Company of approximately 50% of its volume of home heating oil in the first quarter and 30% of its volume of home heating oil in the fourth quarter of each year. The Company generally realizes net income in both of these quarters and net losses during the warmer quarters ending June and September.

                                                          THREE MONTHS ENDED
                                     -------------------------------------------------------------
                                       3/31/96      6/30/96      9/30/96    12/31/96      TOTAL
                                       -------      -------      -------    --------      -----
Net sales                             $279,655     $ 91,345     $ 51,060   $ 186,101     $608,161

Gross profit                          $100,838     $ 21,952     $  6,206   $  51,777     $180,773

Income (loss) before
 taxes, equity interest
  and extraordinary item              $ 42,490     $(24,259)    $(38,777)  $  (3,138)    $(23,684)

Net income (loss)                     $ 39,041     $(26,152)    $(40,593)  $    (611)    $(28,315)
Preferred dividends                     (1,194)           -       (1,195)          -       (2,389)
                                      --------     --------     --------   ---------     --------
 Net income (loss) available
  to common stockholders              $ 37,847     $(26,152)    $(41,788)  $    (611)    $(30,704)
                                      ========     ========     ========   =========     ========

Basic and Diluted earnings
 (losses) per common share
  before extraordinary item:
   Class A and C Common Stock         $   1.74     $  (1.02)    $  (1.63)  $   (0.02)    $  (0.95)

Extraordinary (loss) per
 common share:
   Class A and C Common Stock            (0.25)           -            -           -        (0.25)

Basic and Diluted earnings
 (losses) per common share:
   Class A and C Common Stock         $   1.49     $  (1.02)    $  (1.63)  $   (0.02)    $  (1.20)

Weighted average number of
 common shares outstanding:
   Class A Common Stock                 22,862       22,933       23,021      23,116       22,983
   Class B Common Stock                     13           13           12          11           12
   Class C Common Stock                  2,598        2,598        2,598       2,598        2,598


                                                           THREE MONTHS ENDED
                                       -----------------------------------------------------------
                                       3/31/97      6/30/97      9/30/97    12/31/97     TOTAL
                                       -------      -------      -------    --------     -----
Net sales                             $248,095     $ 87,972     $ 50,788   $ 161,286     $548,141

Gross profit                          $ 84,590     $ 23,414     $  7,582   $  52,807     $168,393

Income (loss) before
 taxes, equity interest
  and extraordinary item              $ 31,285     $(25,550)    $(37,959)  $  10,060     $(22,164)

Net income (loss)                     $ 33,388     $(27,454)    $(40,316)  $  11,483     $(22,899)
Preferred dividends                       (896)        (921)      (1,861)       (966)      (4,644)
                                      --------     --------     --------   ---------     --------
 Net income (loss) available
  to common stockholders              $ 32,492     $(28,375)    $(42,177)  $  10,517     $(27,543)
                                      ========     ========     ========   =========     ========

Basic and Diluted earnings
 (losses) per common share
  before extraordinary item:
   Class A and C Common Stock         $   1.26     $  (1.09)    $  (1.61)  $    0.40     $  (1.06)

Extraordinary (loss) per
 common share:
   Class A and C Common Stock                -            -            -           -            -

Basic and Diluted earnings
 (losses) per common share:
   Class A and C Common Stock         $   1.26     $  (1.09)    $  (1.61)  $    0.40     $  (1.06)

Weighted average number of common
 shares outstanding:
  Class A Common Stock                  23,150       23,326       23,538      23,751       23,441
  Class B Common Stock                      11           11           11          11           11
  Class C Common Stock                   2,598        2,598        2,598       2,598        2,598

                                                                     SCHEDULE II

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                    Additions
                                    Balance   ----------------------
                                      at        Charged      Charge                            Balance
                                   Beginning    to Costs    to Other      Other Changes        at End
Year           Description          of Year   and Expenses  Account       Add / (Deduct)       of Year
----    -------------------------  ---------  ------------  --------      --------------      ---------
1995    Accumulated amortization:
        Customer lists              $209,113       $20,527                  $ (4,307)  (3)     $225,333
        Deferred charges              34,003         6,142                    (1,022)  (3)       39,123
                                    --------       -------                  --------           --------
                                    $243,116       $26,669                  $ (5,329)          $264,456
                                    ========       =======                  ========           ========

                                                                            $ (3,323)  (2)
                                                                                (250)  (3)
                                                                            --------
        Allowance for doubtful
        accounts                    $  1,769       $ 1,856    $  917  (1)   $ (3,573)          $    969
                                    ========       =======    ======        ========           ========

1996    Accumulated amortization:
        Customer lists              $225,333       $18,611                  $ (4,104)  (4)     $239,840
        Deferred charges              39,123         4,760                      (237)  (4)       43,646
                                    --------       -------                  --------           --------
                                    $264,456       $23,371                  $ (4,341)          $283,486
                                    ========       =======                  ========           ========

        Allowance for doubtful
        accounts                    $    969       $ 1,882    $1,099  (1)   $ (2,862)  (2)     $  1,088
                                    ========       =======    ======        ========           ========

1997    Accumulated amortization:
        Customer lists              $239,840       $17,903                  $(18,292)  (5)     $239,451
        Deferred charges              43,646         4,639                    (1,886)  (5)       46,399
                                    --------       -------                  --------           --------
                                    $283,486       $22,542                  $(20,178)          $285,850
                                    ========       =======                  ========           ========

        Allowance for doubtful
        accounts                    $  1,088       $ 1,853    $1,195  (1)   $ (3,156)  (2)     $    980
                                    ========       =======    ======        ========           ========

(1)  Recoveries

(2)  Bad debts written off

(3) Valuation and qualifying accounts conveyed to Star Gas Partners, L.P. and the disposition of the New Hampshire branch location

(4) Valuation and qualifying accounts conveyed through the disposition of the Springfield Massachusetts branch location

(5) Valuation and qualifying accounts conveyed through the disposition of the Hartford Connecticut branch location

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)       (UNAUDITED)
                                           SEPTEMBER 30,   DECEMBER 31,
ASSETS                                             1998           1997
----------------------------------------  --------------  ------------
Current assets:
  Cash                                        $  13,767      $   2,390
  Restricted cash                                 4,900              -
  Accounts receivable (net of allowance
   of $1,945 and $980)                           38,163         78,987
  Inventories                                    13,997         16,285
  Prepaid expenses                               10,889          6,203
  Notes receivable and other current
   assets                                           996          1,259
                                              ---------      ---------
     Total current assets                        82,712        105,124
                                              ---------      ---------
Property, plant and equipment - net              28,799         30,615

Intangible assets (net of accumulated
 amortization of $302,095 and $285,850)
   Customer lists                                56,298         69,265
   Deferred charges                              22,860         24,924
                                              ---------      ---------
                                                 79,158         94,189
                                              ---------      ---------

Investment in and advances to the Star
 Gas Partnership                                 20,077         27,499
Deferred gain on Star Gas Transaction           (19,964)       (19,964)
                                              ---------      ---------
                                                    113          7,535
                                              ---------      ---------

Restricted cash                                   6,900          9,350
Other assets                                        996          1,033
                                              ---------      ---------
                                              $ 198,678      $ 247,846
                                              =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
------------------------------------------------

Current liabilities:
  Working capital borrowings                  $   -          $   3,000
  Current debt                                    8,021          2,391
  Current maturities of redeemable and
   exchangeable preferred stock                   4,167          4,167
  Accounts payable                                6,320         14,759
  Customer credit balances                       28,803         20,767
  Unearned service contract revenue              13,599         15,321
  Accrued expenses and other liabilities         29,281         32,283
                                              ---------      ---------
     Total current liabilities                   90,191         92,688
                                              ---------      ---------

Supplemental benefits and other
 long-term liabilities                            5,003          5,043
Pension plan obligation                           5,683          5,702
Notes payable and other long-term debt            8,514         16,507
Senior notes payable                             62,050         63,100
Subordinated notes payable                      208,300        209,350

Redeemable and exchangeable preferred
 stock                                           28,555         32,489

Common stock redeemable at option of
 stockholder (83 Class A and
 21 Class C shares)                                 656            656
Note receivable from stockholder                   (656)          (656)

Stockholders' equity (deficiency):
 Preferred stock-no par value; 1,000
  shares authorized, 787 and 0 shares issued
  and outstanding                                   -               -

 Class A common stock-par value $.10
  per share; 60,000 shares authorized,
  23,882 and 23,606 shares issued and
  outstanding                                    2,389          2,361
 Class B common stock-par value $.10
  per share; 6,500 shares authorized,
  11 shares issued and outstanding                    1              1
 Class C common stock-par value $.10
  per share; 5,000 shares authorized,
  2,577 shares issued and outstanding               258            258
 Additional paid-in capital                      83,046         81,358
 Deficit                                       (290,666)      (256,365)
 Minimum pension liability adjustment            (4,646)        (4,646)
                                              ---------      ---------
     Total stockholders' equity
      (deficiency)                             (209,618)      (177,033)
                                              ---------      ---------
                                              $ 198,678      $ 247,846
                                              =========      =========

See accompanying notes to condensed consolidated financial statements.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)



(In thousands, except per share data)         THREE MONTHS               NINE MONTHS
                                           ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
---------------------------------------------------------------  -------------------------
                                            1998        1997           1998        1997
                                          ---------  ----------     ----------  ----------

Net sales                                 $ 42,113    $ 50,788       $291,479    $386,855
Cost of sales                               34,188      43,206        191,508     271,269
                                          --------    --------       --------    --------
  GROSS PROFIT                               7,925       7,582         99,971     115,586

Selling, general and administrative
 expenses                                   21,162      25,069         64,348      75,103
Direct delivery expense                      2,928       3,421         17,410      21,189
Restructuring charges                            -           -            535       1,300
Corporate identity expenses                      -       1,078            152       3,188
Star Gas transaction expenses                1,029           -          1,029           -
Pension curtailment                              -         654              -         654
Amortization of customer lists               4,140       4,488         12,966      13,419
Depreciation of plant and equipment          1,767       1,801          5,195       5,352
Amortization of deferred charges             1,041       1,165          3,279       3,469
Provision for supplemental benefits             89         141            268         424
                                          --------    --------       --------    --------
  OPERATING LOSS                           (24,231)    (30,235)        (5,211)     (8,512)

Other income (expense):
 Interest expense                           (8,320)     (8,432)       (24,805)    (25,581)
 Interest income                               680         681          1,893       1,804
 Other                                          11          27            127          65
                                          --------    --------       --------    --------
  Loss before income taxes and
   equity interest                         (31,860)    (37,959)       (27,996)    (32,224)

Income taxes                                     -           -            325         350
                                          --------    --------       --------    --------
  Loss before equity interest              (31,860)    (37,959)       (28,321)    (32,574)

Share of loss of Star Gas Partnership       (2,355)     (2,357)        (1,890)     (1,808)
                                          --------    --------       --------    --------
  NET (LOSS)                              $(34,215)   $(40,316)      $(30,211)   $(34,382)
                                          ========    ========       ========    ========


Preferred Stock dividends                   (1,562)     (1,861)        (4,090)     (3,678)
                                          --------    --------       --------    --------
  NET (LOSS) APPLICABLE TO COMMON STOCK   $(35,777)   $(42,177)      $(34,301)   $(38,060)
                                          ========    ========       ========    ========


Basic earnings (losses) per Class A and
 Class C Common Stock                       $(1.35)     $(1.61)        $(1.29)     $(1.47)

Diluted earnings (losses) per Class A
 and Class C Common Stock                   $(1.35)     $(1.61)        $(1.29)     $(1.47)





See accompanying notes to condensed consolidated financial statements.

              PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                                  (UNAUDITED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1998

(IN THOUSANDS)


                                              COMMON STOCK
                         --------------------------------------------------
                                CLASS A          CLASS B        CLASS C                             MINIMUM
                         -------------------------------------------------- ADDITIONAL              PENSION
                 PREFERRED   # OF             # OF           # OF            PAID-IN               LIABILITY
                   STOCK    SHARES    AMT.   SHARES   AMT.  SHARES   AMT.    CAPITAL    DEFICIT       ADJ.       TOTAL
                 ---------  -------  ------  -------  ----  -------  ----    --------  ----------  ----------  ----------
Balance at
 12/31/97        $ -         23,606  $2,361       11    $1    2,577  $258    $81,358   $(256,365)    $(4,646)  $(177,033)

Net loss                                                                                 (30,211)                (30,211)

Cash
 Dividends
 declared
 and paid                                                                                 (4,090)                 (4,090)

Class A
 Common
 Stock
 issued
 under the
 Dividend
 Reinvestment
 Plan                           271      27                                      583                                 610

Junior
 convertible
 preferred
 stock
 issued in
 connection
 with
 exchange
 offer                   -                                                     1,216                               1,216

Other                             5       1                                     (111)                               (110)

Balance at
               ----------------------------------------------------------------------------------------------------------
 9/30/98         $ -         23,882  $2,389       11    $1    2,577  $258    $83,046   $(290,666)    $(4,646)  $(209,618)
               ==========================================================================================================



See accompanying notes to condensed consolidated financial statements.